Exhibit 8

[Letterhead of Nutter McClennen & Fish, LLP]

June 18, 2020

Board of Directors

Eastern Bankshares, Inc.

265 Franklin Street

Boston, MA 02110

Re:	Certain Tax Consequences of Plan of Conversion and Offering

Ladies and Gentlemen:

We have acted as counsel to Eastern Bankshares, Inc., a Massachusetts corporation (“Holding Company”), as to preparing and filing the Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) concerning the Plan of Conversion adopted by the Board of Trustees of Eastern Bank Corporation, and approved by the Boards of Directors of the Company, on June 12, 2020 (the “Conversion Plan”). You have requested our opinion regarding certain U.S. federal income tax consequences of transactions contemplated under the Conversion Plan. Any capitalized term used but not defined herein has the meaning given that term in the Conversion Plan.

The opinions rendered herein are issued in accordance with Section 10.37 of Treasury Department Circular 230 as most recently amended (“Circular 230”), which provides standards for rendering written tax advice. We believe that we have complied with Circular 230 in rendering the opinions herein.

In providing our opinions, we have examined the Conversion Plan, the Registration Statement, the Officer’s Tax Opinion Certificate of James Fitzgerald as the Chief Financial Officer of Holding Company dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificate”), and such other documents as we have deemed necessary or appropriate for purposes of this opinion letter.

I. Factual Background

A. Present Structure

Eastern Bank Corporation, a Massachusetts-chartered mutual holding company (“MHC”), currently owns 100% of the common stock of Eastern Bank (the “Bank”), a Massachusetts-chartered bank headquartered in Boston, Massachusetts. MHC also owns 100% of the common stock of Holding Company.

MHC is the common parent of an affiliated group that files a federal consolidated income tax return.

As a mutual holding company, MHC has no authorized capital stock. Rather, the Bank’s depositors hold interests in MHC that entitle the depositors to net proceeds in the event of the liquidation, dissolution, or winding up of the Bank (the “MHC Liquidation Rights”). Under Massachusetts law, MHC Liquidation Rights are inextricably tied to the deposit accounts at the Bank. A depositor’s MHC Liquidation Rights vest in that depositor from the time that depositor makes a deposit in a deposit account at the Bank. A depositor cannot transfer that depositor’s MHC Liquidation Rights separately from that depositor’s Bank deposit account. Should the depositor surrender the deposit account, the MHC Liquidation Rights will cease to exist, having no continuing value.

B. The Reorganization

The Board of Trustees of MHC, the Board of Directors of Holding Company and the Board of Directors of the Bank have adopted the Conversion Plan. The Conversion Plan will be carried out under the laws of the Commonwealth of Massachusetts, applicable Regulations of the Massachusetts Division of Banks and the Board of Governors of the Federal Reserve System, and other applicable laws and regulations.

Under the Conversion Plan, MHC will contribute to Holding Company all of the shares of the capital stock of the Bank, and promptly thereafter, MHC will merge with and into Holding Company with Holding Company as the resulting entity pursuant to Section 7(3) of Chapter 167H of the Massachusetts General Laws and the Agreement and Plan of Merger attached to the Conversion Plan as an exhibit (the “Merger”). As part of the Merger, shares of Holding Company common stock held by MHC immediately before the Merger will be canceled and all persons holding MHC Liquidation Rights immediately prior to the Merger will constructively exchange those liquidation rights for liquidation rights in Holding Company (“Holding Company Liquidation Rights”). MHC, Holding Company, the Bank, and depositors holding MHC Liquidation Rights all intend for this transaction to be treated as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”). The transactions described above constitute the “Reorganization Transactions”.

C. The Offering

After the Merger, all of the capital stock of the Bank will be held by Holding Company. Holding Company will then issue and sell shares of its common stock (the “Common Stock”) in a subscription offering (the “Subscription Offering”) upon the terms and conditions set forth in the Registration Statement to Eligible Account Holders, Supplemental Eligible Account Holders, Tax-Qualified Employee Plans established by the Bank or Holding Company, and Employees, Officers, directors, trustees or Corporators of MHC, Holding Company or the Bank, according to the respective priorities set forth in the Registration Statement. Any shares not subscribed for in the Subscription Offering may be offered for sale to certain members of the public directly by Holding Company through a Community Offering and/or a Syndicated Community Offering. Alternatively, any shares not subscribed for in the Subscription Offering and any Direct Community Offering may be offered for sale in a Firm Commitment Underwritten Offering, or in any other manner permitted by the Bank Regulators. All sales of Common Stock in a Community Offering, in a Syndicated Community Offering, in a Firm Commitment Underwritten Offering, or in any other manner permitted by the Bank Regulators, will be at the sole discretion of the Board of Trustees of the MHC and the Board of Directors of the Holding Company. In the Conversion Plan, and for purposes of this opinion letter, the Subscription Offering, the Community Offering, the Syndicated Community Offering and the Firm Commitment Underwritten Offering are referred to collectively as the “Offering.”

D. Liquidation Accounts

Holding Company shall, upon the completion of the Offering, establish a Liquidation Account for each Eligible Account Holder and Supplemental Eligible Account Holder that maintains a Deposit Account with the Bank following the Offering. The Liquidation Accounts represent the Holding Company Liquidation Rights of those account holders. The Liquidation Accounts initial balance shall be equal to the product of (i) the percentage of the Common Stock issued in the Conversion Plan and (ii) the net worth of Holding Company as of the date of the latest consolidated statement of financial condition contained in the final prospectus distributed in connection with the Offering. The function of the Liquidation Account is to establish a priority on liquidation for Eligible Account Holders and Supplemental Eligible Account Holders and, with limited exceptions, the existence of the Liquidation Account shall not operate to restrict the use or application of any of the net worth accounts of the Holding Company. The Liquidation Account will be maintained by the Holding Company for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain Deposit Accounts with the Bank following the Offering. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each Deposit Account, hold a related contingent creditor relationship in a portion of the Liquidation Account balance, in relation to each Deposit Account balance at the Eligibility Record Date or Supplemental Eligibility Record Date, as the case may be, or to such balance as it may be subsequently reduced, as hereinafter provided. The initial Liquidation Account balance shall not be increased and shall be subject to downward adjustment to the extent of any downward adjustment of any subaccount balance of any Eligible Account Holder or Supplemental Eligible Account Holder in accordance with 209 CMR 33.05(12).

D. Charitable Contribution

Holding Company plans to donate to Eastern Bank Charitable Foundation (the “Foundation”), upon the completion of the Offering, a number of shares of Holding Company authorized but previously unissued common stock that will represent four percent (4%) of its shares of common stock that will be outstanding immediately after that donation. The Bank formed the Foundation in 1994, and to date the Bank has been the sole source of the Foundation’s funding. The Foundation is dedicated exclusively to supporting charitable and community-based organizations in the communities in which the Bank operates.

II. Representations

The Officer’s Certificate certifies to the following on behalf of Holding Company, the Bank, and MHC:

A. MHC is a Massachusetts-chartered mutual holding company that now and always will have no capital stock authorized or issued, and no outstanding warrants, options, convertible debt, or any other type of right pursuant to which any person could have rights to acquire MHC capital stock, should any such stock be authorized.

B. Holding Company is a Massachusetts corporation that, immediately before the Reorganization Transactions begin, has no assets or liabilities, and has not issued any shares of capital stock or any rights to acquire its shares of capital stock, except in connection with the Reorganization Transactions.

C. The facts relating to the Reorganization Transactions described in the Conversion Plan and the Registration Statement are true, correct, and complete in all material respects.

D. The Conversion Plan (including the Agreement and Plan of Merger attached thereto as an exhibit) represents the entire understanding of Holding Company, the Bank, and MHC as to the Reorganization Transactions.

E. The Conversion Plan will be consummated according to the terms and conditions of the Conversion Plan.

F. There is no plan or intention to waive or modify any terms or conditions of the Conversion Plan.

G. The fair market value of the Liquidation Account and any other consideration received by each Eligible Account Holder and Supplemental Eligible Account Holder will equal the fair market value of that account holder’s MHC Liquidation Rights immediately before that account holder exchanges its MHC Liquidation Rights for its Liquidation Account and any other consideration.

H. Immediately before the Reorganization Transactions begin, Holding Company will have not hold property or have any tax attributes.

I. Immediately after the Reorganization Transactions, no person shall hold capital stock of Holding Company.

J. Immediately after the Reorganization Transactions, the Eligible Account Holders and Supplemental Eligible Account Holders will own all of the rights to net proceeds in the event of the liquidation, dissolution, or winding up of the Bank.

K. Immediately after the Reorganization Transactions are consummated, Holding Company will possess the same assets and liabilities, except for assets used to pay expenses incurred in connection with the Reorganization Transactions, as those possessed by MHC immediately before the Reorganization Transactions begin.

L. In connection with the Reorganization Transactions, MHC will be completely liquidated and cease to exist.

M. Immediately after the Reorganization Transactions, Holding Company will not hold property acquired from any corporation other than MHC.

N. Assets used to pay expenses will constitute less than one percent (1%) of MHC’s net assets immediately before the Reorganization Transactions begin.

O. Any MHC liabilities assumed by Holding Company plus liabilities to which MHC assets transferred to Holding Company are subject were incurred by MHC in the ordinary course of its business and are associated with the assets transferred.

P. The Eligible Account Holders and the Supplemental Eligible Account Holders will pay their respective expenses, if any, incurred in connection with the Reorganization Transactions.

Q. MHC is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

R. MHC has received a letter of RP Financial, LC, which states its belief, without undertaking any independent investigation of state or federal law or the position of the IRS, that as a factual matter the Subscription Rights will have no ascertainable market value (the “RP Letter”).

III. Assumptions

Based in part upon the Officer’s Certificate and other documents that we have reviewed, we have assumed that (i) the Conversion Transactions will be consummated according to the Conversion Plan and, as applicable, according to the Registration Statement (ii) that no transaction or condition described in the Conversion Plan or the Registration Statement relating to the Conversion Transactions will be waived by any party, (iii) the statements concerning the Conversion Transactions described in the Conversion Plan and the Registration Statement are true, complete, and correct, and will remain true, complete, and correct at all times up to and including the date and time that the subscription and community offerings made pursuant to the Offering expire (the “Effective Time”), (iv) each and every statement and representation contained in Officer’s Certificate is true, complete, and correct and will remain true, complete, and correct at all times up to and including the Effective Time, (v) the valuation opinion set forth in the independent appraisal of the estimated pro forma market value of Holding Company as of May 21, 2020 by RP Financial, LC (the “Independent Appraisal”) is correct, complete, and accurate as of the date thereof and will remain correct, complete, and accurate at all times up to and including the Effective Time, (vi) any statement or representation set forth in the Conversion Plan, the Registration Statement, the Independent Appraisal, or the Officer’s Certificate that is qualified by belief, knowledge, intention, materiality, or any comparable qualification, is and will be true, complete, accurate, and correct as if it were not so qualified, (vi) all parties to the Conversion Transactions will treat the Conversion Transactions for U.S. federal income tax purposes in a manner that is consistent with this opinion, (vii) all parties to the Conversion Transactions will strictly comply with the processes, obligations, covenants, and agreements contained in the Conversion Plan, and (viii) there will be no material change in applicable U.S. federal income tax law from the date hereof through the Effective Time.

If any of the foregoing assumptions is untrue for any reason or if the Conversion Transactions, or any of them, is consummated differently than is described in the Conversion Plan, the Registration Statement, or the Officer’s Certificate, some or all of the opinions in this letter may be adversely affected. We have not independently investigated any factual matter set forth in the Conversion Plan, the Registration Statement, or in the Officer’s Certificate.

IV. Opinions

Based on the foregoing, our analysis of applicable, and subject to qualifications and limits set forth below we are of the opinion that:

(i)	MHC’s contribution of Bank stock to Holding Company together with the Merger will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code.

(ii)	Neither MHC nor Holding Company will recognize gain or loss on the Reorganization Transactions.

(iii)

The assets acquired by Holding Company in the Merger will, immediately after the Merger, have an adjusted tax basis in Holding Company’s hands that is equal the adjusted tax basis of those assets in MHC’s hands immediately before the Merger.

(iv)	Holding Company’s holding period for capital assets acquired in the Merger will include MHC’s holding period in those assets as of the time immediately before the Merger.

(v)	The Eligible Account Holders will not realize any gain or loss on the exchange of their MHC Liquidation Rights for Holding Company Liquidation Rights as part of the Merger.

(vi)	No net income will be recognized for Massachusetts corporate excise tax purposes by MHC, Holding Company, or the Bank as a result of the Reorganization Transactions.

(vii)	No gross business profits will be recognized for New Hampshire Business Profits Tax purposes by either MHC, Holding Company, or the Bank as a result of the Reorganization Transactions.

(viii)	No gross business receipts will be recognized for New Hampshire Business Enterprise Tax purposes by either MHC, Holding Company, or the Bank as a result of the Reorganization Transactions.

(ix)

The Eligible Account Holders, officers, directors, trustees or corporators will not realize, upon distribution to them of nontransferable subscription rights to purchase shares of Holding Company common stock gross income for U.S. federal income tax purposes.

(x)	The basis of the shares of Holding Company common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price paid for that stock.

(xi)	The holding period of Holding Company common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date that the offering closes.

(xii)	No gain or loss will be recognized by Holding Company on the receipt of money in exchange for Holding Company common stock sold in the offering.

(xiii)

On donating shares of Holding Company common stock to the Foundation as contemplated in the Conversion Plan, Holding Company will not recognize gain for U.S. federal income tax purposes, net income for Massachusetts income tax purposes, gross business profits for New Hampshire Business Profits Tax, or gross business receipts for New Hampshire Business Enterprise Tax.

The opinion expressed in paragraph (ix) above contains a tax opinion as to the U.S. federal income tax consequences to the Eligible Account Holders, Supplemental Eligible Account Holders, officers, directors, trustees and corporators on distribution to them of nontransferable subscription rights to purchase shares of Holding Company common stock. That opinion is based on an assumption, supported by the conclusion in the RP Letter, that the nontransferable subscription rights have no market value for U.S. federal income tax purposes. If the nontransferable subscription rights have market value, Eligible Account Holders, Supplemental Eligible Account Holders, officers, directors, trustees, and incorporators who are distributed nontransferable subscription rights will recognize income or gain on receipt of those rights.

The RP Letter opines that as an ascertainable factual matter the subscription rights do not have any market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares of Holding Company common stock that can be acquired thereby as of the date of the exercise. The RP Letter is based on the fact that these subscription rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the common stock at the same price as will be paid by members of the general public in any community offering.

The Internal Revenue Service (the “IRS”) will not rule on whether subscription rights have market value for U.S. federal income tax purposes, and the RP Letter has no binding effect on the IRS. However, we know of no instance in which the IRS has taken the position that nontransferable subscription rights issued by a converting financial institution have market value.

We express no opinion on the fair market value of the subscription rights and, insofar as our opinion in paragraph (ix) relates to the federal income tax consequences of the distribution of subscription rights, we are relying upon and assuming the accuracy of the conclusion expressed in the RP Letter, regarding the valuation of the subscription rights.

V. Caveats and Limits

We express no opinion herein other than the opinions expressly set forth above. In particular, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state (other than Massachusetts and New Hampshire), or local tax law.

Although additional issues may exist that could affect the tax treatment of the Conversion Transactions, this opinion does not consider or provide a conclusion with respect to such issues. This opinion may not be relied upon with respect to any issue other than the issues addressed herein. The conclusions expressed herein represent our best judgment as to the issues described above under (A) the federal income tax laws of the United States based upon the existing provisions of the Code, Treasury regulations (and administrative pronouncements) promulgated or proposed thereunder, and interpretations thereof by the Internal Revenue Service and the courts, all as of the date hereof, all of which are subject to change with prospective or retroactive effect, (B) Chapter 63 of Massachusetts General Laws, material administrative pronouncements of the Massachusetts Department of Revenue, and the courts, all as of the date hereof, all of which are subject to change with prospective or retroactive effect (C) Chapters 77-a and 77-E of the Revised Statutes of the State of New Hampshire, administrative pronouncements of the New Hampshire Department of Revenue Administration, and the courts, all as of the date hereof, all of which are subject to change with prospective or retroactive effect. Our opinion could be adversely affected or rendered obsolete by any change to the foregoing laws. No assurance can be given that any legal authority on which we are relying will not be amended or otherwise changed after the date hereof or that any change will not affect the conclusions contained herein. We undertake no responsibility to advise you of any development after the date hereof. Our conclusions are not binding upon either the Internal Revenue Service, the Massachusetts Department of Revenue, the New Hampshire Department of Revenue Administration, or any court.

This opinion letter is being provided to you in connection with the filing of the Registration Statement. This opinion letter may be used by the Massachusetts Division of Banks, the Board of Governors of the Federal Reserve System and the FDIC, as part of their review and approval of the Reorganization, including the FDIC’s notice pursuant to 12 C.F.R. § 303.161. We hereby consent to the inclusion of this opinion as Exhibit 8.1 to the Registration Statement and to the references to our firm under the caption “Legal and Tax Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Nutter McClennen & Fish LLP

NUTTER MCCLENNEN & FISH LLP